Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

BERRY PLASTICS GROUP, INC.

BERRY PLASTICS GROUP, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: That pursuant to a unanimous written consent of the Board of Directors of the Corporation in lieu of a meeting, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article I of the Certificate of Incorporation of this corporation be, and hereby is amended in its entirety and shall hereafter read as follows:

ARTICLE I

The name of the Corporation (hereinafter called the “Corporation”) is:

Berry Global Group, Inc.

RESOLVED, that all other references in the Certificate of Incorporation to “Berry Plastics Group, Inc.” be, and hereby are, amended to state “Berry Global Group, Inc.”

SECOND: That thereafter, pursuant to Sections 242(a)(1) and 242(b)(1), the Board of Directors determined that consent of the stockholders of the Corporation to the said amendment is not required by statute.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL by the unanimous written consent of the Board of Directors of the Corporation.

FOURTH: This Certificate of Amendment of Certificate of Incorporation of the Corporation (and the said amendment referenced herein) shall be effective April 13, 2017.

[Signature page follows]

IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed by an authorized officer, the 12th day of April, 2017.

BERRY PLASTICS GROUP, INC., a Delaware corporation

By:	/s/ Jason Green
Jason Greene Executive Vice President

Certificate of Amendment